Exhibit 99

1700 Broadway, Suite 2300, Denver, CO 80290-2300 Phone: 303.837.1661 | FAX: 303.861.4023

News Release

Company Contact: Eric K. Hagen Title: Vice President, Investor Relations Phone: 303.837.1661 Email: Eric.Hagen@whiting.com	July 17, 2015 For immediate release

Whiting Petroleum Corporation Updates Production and Capex

Guidance and Operations, Announces Non-Core Property Sales

•	Q2 Production Estimated at 15.5 MMBOE or 170,245 BOE/d, Above the High End of Prior Guidance Net of 8,300 BOE/d Asset Sales

•	FY 2015 Production Guidance Increased to 7% Growth, Equates to 10% Growth Adding Back Asset Sales

•	Capital Budget Forecast Increased to $2.3 Billion from $2.0 Billion

•	$185 Million of Additional Q2 2015 Non-Core Property Sales; $300 Million of Total Asset Sales in 1H 2015

•	Enhanced Completions Deliver 40% to 50% Production Increases Across Multiple Williston Basin Areas

DENVER – July 17, 2015 – Whiting (NYSE: WLL) estimates second quarter 2015 production totaled 15.5 million barrels of oil equivalent (MMBOE) or 170,245 barrels of oil equivalent per day (BOE/d). This represents a 2% increase over the first quarter 2015 despite non-core property sales of 8,300 BOE/d during the quarter and exceeds the high end of prior guidance.

Based on these strong results, we now project full-year 2015 production of 59.7 MMBOE or 7% growth over 2014. Adding back asset sales, this guidance equates to a 10% growth rate over 2014. We are also increasing our 2015 capital budget forecast to $2.3 Billion from $2.0 Billion. The $300 million increase consists of a $158 million increase in our operated drilling budget, a $120 million increase in our non-operated drilling budget, and $22 million of rig termination fees incurred during the second quarter.

We estimate 1H 2015 capital expenditures totaled $1,590 million. In the first half of the year, we drilled and completed approximately 23 more net Bakken wells than projected due to an improvement in operating efficiencies. In addition, we incurred $211 million of non-operated drilling expenditures. We have entered into an agreement to monetize the majority of our non-operated drilling through the remainder of 2015 to concentrate capital in our most profitable operated drilling prospects and project only $42 million of non-operated capex in the second half of 2015.

We ended the second quarter with $60 million in cash and nothing drawn on our $4.5 billion borrowing base. Our rate of capital spending has been declining consistent with our forecast for $340 to $380 million per quarter in the second half of 2015. In June, we estimate capital spending totaled $155 million, a significant decrease from an average monthly rate of approximately $300 million in April and May. This decline was driven by a decrease in operated drilling activity with our drop to a 10-rig program, our agreement to monetize non-operated drilling expenditures, and a reduction in facilities spending upon the completion of two major gas plant expansion projects.

$185 Million of Additional Non-Core Property Sales; $300 Million in 1H 2015

During the second quarter 2015, Whiting sold two packages of older, conventional, operated and non-operated properties to private buyers for a total of $185 million. The effective date for both sales is June 1, 2015 and both sales closed in June 2015. Reserves totaled an estimated 18.0 MMBOE (59% oil) with estimated remaining 2015 production of 6,100 BOE/d. The sales were consistent with Whiting’s continuing 2015 plans to sell mature properties with higher LOE per BOE than its core Bakken and Niobrara assets. LOE for the properties averaged approximately $18.00 per BOE versus $6.50 per BOE in the Bakken and $7.50 per BOE in the Niobrara.

Including $108 million of non-core property sales announced in Whiting’s first quarter 2015 financial and operating results press release, year-to-date Whiting has completed a total of $293 million of non-core asset sales with associated reserves of 26.2 MMBOE (67% oil) and estimated remaining 2015 production of 8,300 BOE/d as of the effective dates of each sale.

As referenced above, during the second quarter Whiting received $6.0 million in proceeds from fees and an approximate proportionately reduced 5% overriding royalty interest from the sale of its working interest in select non-operated wellbores in the Bakken/Three Forks play in the Williston Basin. The company sold these non-operated wellbores to concentrate its capital in its most efficient and profitable operated drilling prospects. Including this transaction, year-to-date Whiting has completed $300 million in asset sales.

Operations Update

We have been testing larger sand volume completions across our acreage in the Williston Basin. These completions incorporated sand volumes of four to six million pounds with well costs ranging from $6.5 million to $7.5 million. Production from enhanced completions in all three areas discussed below is outperforming our 700 MBOE type curve for the production periods cited.

Enhanced completions at Polar field result in 40% productivity increase. We have completed two higher sand volume slickwater wells at our Polar field in Williams County, North Dakota. On average, these wells had 60-day rates of 935 BOE/d, 40% greater than 12 offsetting wells completed with lower sand volumes.

Enhanced completions at Walleye field result in 50% productivity increase. We have completed two higher sand volume slickwater wells at our Walleye field in Williams County, North Dakota. On average, these wells had 60-day rates of 1,095 BOE/d, 50% greater than three offsetting wells completed with lower sand volumes.

Enhanced completions at Pronghorn field result in 50% productivity increase. We have completed nine higher sand volume slickwater wells at our Pronghorn field in Stark County, North Dakota that have at least 120-days of production. On average, these wells had 120-day rates of 755 BOE/d, 50% greater than 42 offsetting wells completed with lower sand volumes. Based on these results, we recently moved a drilling rig back to the Pronghorn field.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation, a Delaware corporation, is an independent oil and gas company that explores for, develops, acquires and produces crude oil, natural gas and natural gas liquids primarily in the Rocky Mountain and Permian Basin regions of the United States. The Company’s largest projects are in the Bakken and Three Forks plays in North Dakota, the Niobrara play in northeast Colorado and its Enhanced Oil Recovery field in Texas. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.

Forward-Looking Statements

This news release contains statements that we believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.

These risks and uncertainties include, but are not limited to: declines in oil, NGL or natural gas prices; our level of success in exploration, development and production activities; risks related to our level of indebtedness and periodic redeterminations of the borrowing base under our credit agreement; impacts to financial statements as a result of impairment write-downs; our ability to successfully complete asset dispositions and the risks related thereto; adverse weather conditions that may negatively impact development or production activities; the timing of our exploration and development expenditures; our ability to obtain sufficient quantities of CO2 necessary to carry out our enhanced oil recovery projects; inaccuracies of our reserve estimates or our assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices, regulation and other factors; risks relating to any unforeseen liabilities of ours; our ability to generate sufficient cash flows from operations to meet the internally funded portion of our capital expenditures budget; our ability to obtain external capital to finance exploration and development operations and acquisitions; federal and state initiatives relating to the regulation of hydraulic fracturing; the potential impact of federal debt reduction initiatives and tax reform legislation being considered by the U.S. Federal Government that could have a negative effect on the oil and gas industry; our ability to identify and complete acquisitions and to successfully integrate acquired businesses; unforeseen underperformance of or liabilities associated with acquired properties; the impacts of hedging on our results of operations; failure of our properties to yield oil or gas in commercially viable quantities; availability of, and risks associated with, transport of oil and gas; our ability to drill producing wells on undeveloped acreage prior to its lease expiration; shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and completion services; uninsured or underinsured losses resulting from our oil and gas operations; our inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing our oil and gas operations; our ability to replace our oil and natural gas reserves; any loss of our senior management or technical personnel; competition in the oil and gas industry; cyber security attacks or failures of our telecommunication systems; our ability to successfully integrate Kodiak Oil & Gas Corporation after its acquisition and achieve anticipated benefits from the transaction; and other risks described under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and Annual Report on Form 10-K for the year ended December 31, 2014. We assume no obligation, and disclaim any duty, to update the forward-looking statements in this news release.

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